SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

HASTINGS ENTERTAINMENT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3601 Plains Boulevard

Amarillo, Texas 79102

May 23, 2005

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hastings Entertainment, Inc. to be held at the Hastings Store Support Center on Wednesday, June 8, 2005, at 4:00 p.m., central daylight savings time. The Store Support Center is located at 3601 Plains Boulevard in Amarillo, Texas.

     The attached Notice of Annual Meeting and Proxy Statement describes fully the formal business to be transacted at the Annual Meeting. During the Annual Meeting, shareholders will consider and vote upon the election of two members of the Board of Directors, as well an increase in the number of shares available under the Outside Directors’ Stock Option Plan.

     Many of our directors and officers will be present at the Annual Meeting and will be available to respond to any questions you may have. I hope you will be able to attend.

     We urge you to review carefully the accompanying material and to promptly return the enclosed proxy card or vote by telephone or via the Internet as instructed on your proxy card. Voting by proxy, telephone or Internet will not prevent you from voting in person at the Annual Meeting.

Sincerely,
/s/ John H. Marmaduke
John H. Marmaduke
Chairman of the Board

3601 Plains Boulevard
Amarillo, Texas 79102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 8, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Hastings Entertainment, Inc. will be held on Wednesday, June 8, 2005, at 4:00 p.m., central daylight savings time at the Hastings Store Support Center, located at 3601 Plains Boulevard in Amarillo, Texas, for the following purposes:

(1)	to elect two directors to our Board of Directors for a term expiring in 2008;

(2)	to approve an amendment to the Outside Directors’ Stock Option Plan that would increase by 50,000 the number of shares of our Common Stock available for grant under the plan; and

(3)	to consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

     The close of business on April 26, 2005 was fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     Shareholders are urged to vote by completing, dating, signing and returning the enclosed proxy card in the accompanying envelope, which does not require postage if mailed in the United States, by telephone or via the Internet as instructed on the proxy card. Voting by proxy, telephone or Internet will not prevent shareholders from voting in person at the Annual Meeting.

By Order of the Board of Directors
/s/ Natalya A. Ballew
NATALYA A. BALLEW
Corporate Secretary

Amarillo, Texas
May 23, 2005

PROXY STATEMENT

Hastings Entertainment, Inc.
3601 Plains Boulevard
Amarillo, Texas 79102

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 8, 2005

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being mailed and who is soliciting proxies?

A:	This Proxy Statement is first being mailed on or about May 23, 2005, to shareholders of the Company by the Board of Directors to solicit proxies for use at the Annual Meeting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Wednesday, June 8, 2005, at 4:00 p.m. central daylight savings time at the Hastings Store Support Center. The Store Support Center is located at the 3601 Plains Boulevard in Amarillo, Texas.

Q:	Who may attend the Annual Meeting?

A:	All of our shareholders may attend the Annual Meeting.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on April 26, 2005, which is referred to as the record date, are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

Q:	On what am I voting?

A:	You will be voting on:

•	the election of two directors to the Board of Directors for a term expiring in 2008;

•	an amendment to the outside directors’ stock option plan that would increase the number of shares available for grants under the plan by 50,000 shares; and

•	any other business that may properly come before the Annual Meeting or any adjournments thereof.

Q:	How do I vote?

A:	You may vote by attending the Annual Meeting or, if you chose not to attend, by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, by telephone or via the Internet as instructed on the proxy card. If you then decide to attend the Annual Meeting, you may revoke your proxy by voting in person.

All shares represented by valid proxies, unless the shareholder otherwise specifies, will be voted:

•	FOR the election of the persons named as nominees for election as director for a term expiring in 2008 under the caption “Proposal No.1: Election of Two Directors;”

•	FOR the approval of an amendment to the outside directors’ stock option plan that would increase the number of shares available for awards under the plan by 50,000 shares; and

•	at the discretion of the proxy holders with regard to any other matter that may properly come before the Annual Meeting.

If you properly specify how your proxy is to be voted, your proxy will be voted accordingly. The proxy may be revoked at any time by either providing written notice of revocation to Natalya A. Ballew, Corporate Secretary, Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102, or by attending the Annual Meeting and voting in person. If you sign and send your proxy but do not indicate how you want to vote, your proxy will be counted as a vote FOR the two proposals.

Q:	If I abstain from voting or withhold authority to vote for the two proposals, will my shares be counted in the vote?

A:	If you abstain from voting or elect to withhold authority to vote for the two proposals, your shares will not be counted in the vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker is required to vote your shares in accordance with instructions received from you. Your broker may vote your shares on the two proposals if your broker does not receive instructions from you, but is not required to do so. To be sure your shares are voted, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker how to vote your shares, your shares may not be counted in the vote on the two proposals.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it is because your shares are in more than one account. You will need to sign and return all proxy cards to ensure that all your shares are voted.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services, Inc., our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	What constitutes a quorum?

A:	As of the record date, 11,532,578 shares of our common stock were issued and outstanding. A majority of the issued and outstanding shares present or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. Votes that are withheld and broker non-votes will be counted towards a quorum but will be excluded from, and have no effect on the outcome of, the matters to be voted upon.

Q:	What is the required vote for the election of a director?

A:	The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting.

Q:	What is the required vote for the approval of the additional shares to the stock plan?

A:	The required vote for approval of additional shares to the outside directors’ stock option plan is a majority of the votes of the shares of common stock having voting power present or represented by proxy at the Annual Meeting.

Q:	How much did this proxy solicitation cost?

A:	We have hired Mellon Investor Services, Inc. to assist in the distribution of proxy materials and solicitation of votes at a cost of $4,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services.

PROPOSAL NO. 1:
ELECTION OF TWO DIRECTORS

Our Board of Directors is divided into three classes, with Class 1 and 2 currently consisting of three directors and Class 3 consisting of one director. Members of each class of directors generally serve for a term of three years. A director serves until the Annual Meeting of Shareholders in the year in which his or her term expires or until his or her successor is elected and qualified or until the earlier of his or her resignation, death or removal.

The terms of Messrs. Stephen Marmaduke, Daryl Lansdale, and Frank Marrs expire at this Annual Meeting. Mr. Marmaduke has chosen not to seek reelection to the Board of Directors. The Board has nominated each of Messrs. Lansdale and Marrs for reelection as a director to serve for a three-year term expiring at our Annual Meeting in 2008, or until a successor is elected and qualified or upon resignation, death or removal. In connection with the expiration of Mr. Stephen Marmaduke’s term, the Board has determined to reduce the number of directors constituting the full Board from seven to six.

In order to be elected a director, a nominee must receive a plurality of the votes of the shares of common stock having voting power present or represented by Proxy at the Annual Meeting.

Each nominee has indicated his willingness to serve as a member of the Board if elected; however, if a nominee becomes unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote the proxy for a substitute nominee. Proxies cannot be voted for more than one nominee for each director position to be filled at the Annual Meeting.

Set forth below is information as to the nominees for election at the Annual Meeting, and each of the directors whose term of office will continue after the Annual Meeting, including their ages, present principal occupations, other business experiences during the last five years, membership on committees of the Board and directorships in other companies.

The Board recommends a vote FOR the nominees listed below for election as directors (Proposal 1 on the proxy card.)

Nominees for Election to the Board of Directors

Daryl L. Lansdale, age 64, has served as a director of Hastings since March 2001 and is a member of our Audit Committee and our Director Nominating Committee. Since 2002, Mr. Lansdale has been a consultant and a private investor. Mr. Lansdale was President of Rush Retail Centers from March 1998 to January 2002.

Frank O. Marrs, age 60, has served as a director of Hastings since April 2003 and is the Chairman of our Audit Committee and a member of our Director Nominating Committee. Mr. Marrs has served as Chief Executive Officer of Gupton Marrs International since 2001. Prior to that, Mr. Marrs was employed by KPMG, LLP, serving in several leadership positions, including National Managing Partner of Audit.

Other Directors Whose Terms of Office Continue After the Annual Meeting

John H. Marmaduke, age 58, has served as Hastings’ President and Chief Executive Officer since July 1976 and as Chairman of the Board since October 1993. Mr. Marmaduke’s current term as director expires in 2006. Mr. Marmaduke also serves on the board of directors of Interactive Entertainment Merchants Association. Mr. Marmaduke received the 1998 Ernst & Young Entrepreneur of the Year award for the Southwest Retail/Consumer Products Industry. Mr. Marmaduke has been active in the entertainment retailing industry with us and our predecessor company for over 30 years. John H. Marmaduke and Stephen S. Marmaduke are brothers.

Gaines L. Godfrey, age 71, has served as a director of Hastings since October 1991 and is a member of our Compensation Committee. Mr. Godfrey’s current term as director expires in 2006. Mr. Godfrey served as Hastings’ Senior Vice President from May 2000 to January 2001 and as Senior Vice President and Chief Financial Officer from May 2000 to October 2000. Mr. Godfrey has been associated with Godfrey Ventures in the field of financial consulting, including evaluations, financing, underwriting, purchases and sales in a wide range of industries, since 1982.

Jeffrey G. Shrader, age 54, has served as a director of Hastings since October 1992 and is the Chairman of our Compensation Committee. Mr. Shrader’s current term as director expires in 2006. Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, P.C. in Amarillo, Texas since January 1993. Mr. Shrader is also a member of the Board of Directors of Parallel Petroleum Corporation.

Ann S. Lieff, age 53, has served as a director of Hastings since December 2001 and is a member of our Audit Committee and our Director Nominating Committee. Ms. Lieff’s current term as director expires in 2007. Ms. Lieff is the founder of The Lieff Company and has been its President since 1998. Ms. Lieff currently serves as a Board member of Herzfeld Caribbean Basin Fund, Inc., Mayor’s Jewelers, Inc., and Claire’s Stores, Inc. and is a member of the Executive Advisory Board, University of Denver Daniels College of Business.

Director Whose Term of Office Ends as of the Date of the Annual Meeting

Stephen S. Marmaduke, age 55 and brother of John H. Marmaduke, has served as a director of Hastings since October 1991. Mr. Marmaduke has decided not to seek reelection to the Board of Directors, and his term as a director will expire at the Annual Meeting.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

During fiscal 2004, our Board held four meetings. All incumbent directors attended each Board and applicable committee meeting during the fiscal year.

Independence

The NASDAQ Stock Market (“NASDAQ”) has adopted independence standards for companies listed on NASDAQ, including Hastings. These standards require that a majority of the Board and each member of the audit, compensation and director nominating committees be “independent” within the meaning of the standards, subject to certain limited exceptions. The Board, applying the NASDAQ standards, has determined that four of our seven directors (i.e. Ms. Lieff and Messrs. Godfrey, Lansdale and Marrs) are independent and that no relationship exists as to any such independent director that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities. In addition, each member of the Audit Committee qualifies under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees. Mr. Shrader is a shareholder of a law firm that received fees for legal services from the Company in fiscal 2003 in excess of NASDAQ threshold amounts (see “Certain Relationships and Related Transactions”), and, therefore, he is not independent within the meaning of the NASDAQ standards. However, as permitted by the NASDAQ standards, the Board has determined that it is in the best interest of Hastings and its shareholders that he should continue to serve as Chairman of the Compensation Committee. Mr. Shrader is not an employee of Hastings and does not participate in the compensation plans administered by the Committee. The Board believes that Mr. Shrader’s experience on the Committee and as an attorney make him a valuable contributor to the Committee’s deliberations. Accordingly, the Board has determined that the Board of Directors and Committees of Hastings meet applicable independence standards of NASDAQ and the SEC.

Committees

Our Board had an Audit Committee, a Compensation Committee, and a Director Nominating Committee in fiscal 2004.

•	The Audit Committee undertakes a variety of activities designed to assist our Board in fulfilling its oversight role regarding the professional services and independence of Hastings’ independent auditors and our accounts, procedures and internal controls. The Audit Committee acts pursuant to a Charter that was adopted and became effective December 5, 2003. The Audit Committee is responsible for (i) appointing the independent auditor, (ii) reviewing the scope of, and approving in advance the fees for, the annual audit and any non-audit services, (iii) reviewing with Hastings’ independent auditors, the corporate accounting practices and policies and recommending to whom reports should be submitted within Hastings, (iv) reviewing Hastings’ independent auditors final report, (v) reviewing with internal and independent auditors overall accounting and financial controls, (vi) being available to the independent auditors during the year for consultation purposes, (vii) reviewing the annual audited and quarterly financial statements with management, its Disclosure Committee and the independent auditor, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (viii) discussing our earnings press releases, as well as financial information and earnings guidance provided by Hastings, with the Chief Financial Officer; and (ix) establishing and maintaining procedures for receiving, retaining and tracking confidential and anonymous complaints about our accounting, internal controls or other auditing matters.

The current members of our Audit Committee are Frank O. Marrs (Chair), Daryl L. Lansdale and Ann Lieff. All current members of the Audit Committee are independent as defined by the relevant rules of the SEC. In addition, the Board has determined that each current member of the Audit Committee is financially literate and that Mr. Marrs is an “audit committee financial expert” as defined by regulations promulgated by the SEC. During fiscal 2004, the Audit Committee met seven times.

•	The Compensation Committee, among other things, recommends the compensation of our executive officers and recommends grants of options under our stock option plans for consideration by the Board of Directors. See “Executive Compensation.” Committee members are Jeffrey G. Shrader (Chair), Daryl L. Lansdale, and Gaines L. Godfrey, all of whom are eligible to serve under the NASDAQ independence standards. The Compensation Committee acts pursuant to a Charter that was adopted and became effective April 20, 2005 (a copy of which is attached as Exhibit A to this proxy statement). The Compensation Committee met two times in fiscal 2004.

•	The Director Nominating Committee formally nominates individuals for consideration as directors and makes recommendations to the Board of Directors regarding the size, composition and committees of the Board. A charter has not yet been adopted for the Director Nominating Committee. The current members of the Director Nominating Committee are Daryl L. Lansdale, Ann S. Lieff and Frank O. Marrs. The Director Nominating Committee did not meet during fiscal 2004.

Meetings of Independent Directors

Our independent directors meet in executive session in conjunction with regularly scheduled Board of Director Meetings and more frequently as deemed necessary.

Nomination of Directors

Minimum Qualifications of Directors

We have not adopted specific qualification criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of NASDAQ and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Director Nominating Committee believes that each director should have an understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) the results of operations and financial condition of Hastings and our business segments, and (iii) the relative standing of Hastings and our product categories in relation to our competitors.

Director Nomination Process

The Director Nominating Committee is responsible for making recommendations to the Board regarding nominees for election to the Board. It seeks to identify and recruit the best available Board candidates by evaluating qualified Board candidates submitted by incumbent directors, shareholders, Hastings’ management or third party search firms. When it is necessary to fill a board vacancy or elect an additional board member, the Director Nominating Committee will request that each Director submit a list of potential candidates for consideration. The Director Nominating Committee also will consider candidates submitted by shareholders (see “Consideration of Shareholder Nominated Directors” below), or submitted by our management. If the Director Nominating Committee deems it necessary, it will retain an independent third party search firm to provide potential candidates. The Director Nominating Committee will then evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is qualified to serve on the Board. The Director Nominating Committee will evaluate qualified shareholder nominees on the same basis as those submitted by Board members, our management, third party search firms or other sources.

If the process yields one or more desirable Board candidates, the Director Nominating Committee will rank them by order of preference based on each candidate’s respective qualifications and the Company’s needs. A member of the Director Nominating Committee will then contact the preferred candidate or candidates to evaluate their potential interest and schedule an interview with the entire Director Nominating Committee. All interviews will be held in person and will be conducted by the Director Nominating Committee members. Based upon interview results and appropriate background checks, the Director Nominating Committee will re-evaluate the candidate at a committee meeting and vote on its recommendation to the Board. If a majority of the Director Nominating Committee members vote to recommend the candidate, the Board will be promptly notified of such recommendation.

When nominating a sitting Director for re-election at an annual meeting, the Director Nominating Committee will consider the Director’s performance on the Board and the Director’s qualifications in respect of the criteria referred to above.

Consideration of Shareholder Nominated Directors

The Director Nominating Committee will consider for inclusion in our proxy materials potential nominees submitted by shareholders. Any shareholder may submit a candidate for consideration by sending the following information to the Corporate Secretary, Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102: (i) shareholder’s name, number of shares owned, length of period held, and proof of ownership; (ii) name, age and address of candidate; (iii) a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.); (iv) a supporting statement which describes the candidate’s reasons for seeking election to the Board; (v) a description of any arrangements or understandings between the candidate and Hastings; and (vi) a signed statement from the candidate, confirming his/her willingness to serve on the Board. In order for our Board to consider a candidate submitted by a shareholder, the foregoing information must be received not less than 90 days, nor more than 120 days, prior to a meeting of shareholders for the election of Directors; provided, that if less than 40 days’ notice of such meeting is given to shareholders, the foregoing information must be received no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Corporate Secretary will promptly forward such materials to a member of the Director Nominating Committee. The Corporate Secretary also will maintain copies of such materials for future reference by the Director Nominating Committee when filling Board positions.

Shareholder Nominations of Directors

Section 2.05 of our Bylaws also permits a shareholder to propose a candidate at an annual meeting of shareholders who is not otherwise nominated by the Board of Directors through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in our Bylaws. To comply with the advance notice provision of our Bylaws, a shareholder who wishes to nominate a director at the 2005 Annual

Meeting must provide written notice not less than fifty days prior to such meeting. The notice must contain the information required by Section 2.05(a) of our Bylaws. A shareholder may contact our Corporate Secretary to obtain a copy of Section 2.05(a).

Shareholder Communication with the Board of Directors

Shareholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Corporate Secretary, Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board or to any individual Director or Directors to whom the communication is directed.

Board Attendance at the Annual Meeting

Our Board members are encouraged to attend the Annual Meeting of Shareholders, and we generally schedule a Board meeting on the same day as the Annual Meeting to facilitate their attendance. All of our Directors attended the 2004 Annual Meeting of Shareholders.

Code of Ethics and Corporate Governance

The Company has adopted a Code of Ethics for Financial Executives that applies to all of our officers, our Controller and our Director of Outside Reporting. The Code of Ethics is currently available on our Website, (www.gohastings.com). The Audit Committee Charter, the Compensation Committee Charter, the composition of each board committee and updated director biographies will be available on our Website as of the date of the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on the review of the forms submitted to us during and with respect to the 2004 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 26, 2005 regarding the beneficial ownership of common stock by each person known by Hastings to own five percent or more of our outstanding common stock, each director, each named executive officer (as defined in “Executive Compensation”), and the directors and executive officers of Hastings as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. The percentage of beneficial ownership is calculated based on 11,532,578 shares of common stock outstanding as of April 26, 2005.

	Amount and
	Nature of
	Beneficial
Name and Address (1)	Ownership (2)	Percent of Class (3)
John H. Marmaduke (4)	3,515,814	29.11%
Stephen S. Marmaduke (5)	1,875,011	16.70%
Dimensional Fund Advisors Inc. (6)	996,696	8.64%
Jeffrey G. Shrader (7)	217,263	1.88%
Robert A. Berman (8)	178,394	1.53%
Gaines L. Godfrey (9)	121,674	1.05%
Dan Crow (10)	115,972	1.00%
Ann S. Lieff (11)	20,697	*
Daryl L. Lansdale (12)	17,327	*
Frank O. Marrs (13)	17,076	*
James S. Hicks (14)	74,153	*
Alan Van Ongevalle (15)	61,991	*
Kevin J. Ball (16)	2,000	*
All current directors and executive officers as a group (11 total) (17)	5,897,596	47.75%

*	Represents less than 1%.

(1)	The address for each of the beneficial owners identified, unless otherwise noted, is c/o Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102.

(2)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which he or she, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which he or she has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of April 26, 2005 by the person indicated and shares underlying options owned by that person on April 26, 2005 that were exercisable within 60 days of that date.

(3)	Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of April 26, 2005 and the number of unissued shares with respect to which that person had the right to acquire voting and/or investment power within 60 days.

(4)	Includes 2,254,525 shares held by the John H. Marmaduke Family Limited Partnership, the managing general partner of which is John H. Marmaduke Management, Inc., of which John H. Marmaduke is president, 141,382 shares held in the John H. Marmaduke Grantor Retained Annuity Trust #2004 (as to which Mr. Marmaduke shares voting and investment power), 38,735 shares held by Martha A. Marmaduke, John H. Marmaduke’s wife, 10,118 shares held by Owen M. Marmaduke, John H. Marmaduke’s son, 5,699 shares and 6,493 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and options exercisable for 544,898 shares of common stock within 60 days of April 26, 2005.

(5)	Includes 1,343,785 shares held by the Stephen S. Marmaduke Family Limited Partnership, the managing general partner of which is Stephen S. Marmaduke Management, Inc., of which Stephen S. Marmaduke is president and options exercisable for 40,240 shares of common stock within 60 days of April 26, 2005.

(6)	As reported in its Schedule 13G/A, dated February 9, 2005 (the “Schedule 13G”), Dimensional Fund Advisors Inc., located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of Hastings that are owned by the Funds, and therefore may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(7)	Includes 21,192 options exercisable for shares of common stock within 60 days of April 26, 2005, and 141,382 shares held as trustee of the John H. Marmaduke Grantor Retained Annuity Trust 2004 (as to which Mr. Shrader shares voting and investment power, Mr. Shrader disclaims beneficial ownership of the shares held by him as trustee).

(8)	Mr. Berman terminated his employment with Hastings in March 2005. All of Mr. Berman’s options became fully vested and exercisable on April 1, 2005. The amount of beneficial shares owned for Mr. Berman is as of April 1, 2005, which includes 3,666 shares held in Hastings’ Associate Stock Ownership Plan and 144,000 options exercisable for shares of common stock within 60 days of April 1, 2005.

(9)	Includes 15,686 options exercisable for shares of common stock within 60 days of April 26, 2005.

(10)	Includes 2,685 shares and 287 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and 57,000 options exercisable for shares of common stock within 60 days of April 26, 2005.

(11)	Includes 4,554 options exercisable for shares of common stock within 60 days of April 26, 2005.

(12)	Includes 5,060 options exercisable for shares of common stock within 60 days of April 26, 2005.

(13)	Includes 2,530 options exercisable for shares of common stock within 60 days of April 26, 2005.

(14)	Includes 3,803 shares held in Hastings’ Associate Stock Ownership Plan and 67,000 options exercisable for shares of common stock within 60 days of April 26, 2005.

(15)	Includes 3,231 shares and 93 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and 58,000 options exercisable for shares of common stock within 60 days of April 26, 2005.

(16)	Includes 2,000 options exercisable for shares of common stock within 60 days of April 26, 2005.

(17)	Excludes shares with respect to which Mr. Shrader has disclaimed beneficial ownership as described in footnote 7.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation earned during the last three fiscal years by the Chief Executive Officer and each of our four other most highly compensated officers (collectively, the “named executive officers”).

				Long-Term
				Compensation
				Awards
				Securities
				Underlying	Contributions		All Other
Name and Principal	Fiscal			Options/	for 401(k) and		Compensation
Position	Year	Salary ($)	Bonus ($)	SARs (#)(1)	ASOP		($)(2)
John H. Marmaduke	2004	$241,820	$471,406	40,000	$8,241	(3)	$8,522
Chairman of the Board, President and	2003	228,241	312,884	46,509	9,557	(3)	11,014
Chief Executive Officer	2002	222,582	247,500	55,000	5,418	(3)	13,379

Dan Crow	2004	132,808	174,745	25,000	11,722	(4)	507
Vice President and	2003	126,424	104,058	25,000	12,610	(4)	507
Chief Financial Officer	2002	120,825	76,872	35,000	5,734	(4)	507

Robert A. Berman	2004	119,437	159,558	25,000	9,889	(5)	572
Vice President of Store	2003	115,426	105,456	25,000	12,514	(5)	1,692
Operations	2002	112,414	83,254	20,000	5,590	(5)	572

Alan Van Ongevalle	2004	119,371	140,655	25,000	9,398	(6)	1,054
Vice President of Information	2003	110,533	62,837	30,000	8,942	(6)	1,239
Technology & Distribution	2002	98,714	27,428	15,000	3,367	(6)	924

James S. Hicks	2004	104,884	97,890	10,000	6,786	(7)	505
Vice President of Product	2003	103,864	64,750	15,000	8,366	(7)	75
	2002	97,346	42,750	15,000	3,411	(7)	0

(1)	Options to acquire common stock.

(2)	Amounts shown in other compensation primarily include amounts for health club benefits, country club dues, taxable usage of the Company plane, and taxable use of the Company house in Taos, New Mexico.

(3)	The amounts shown include annual matching contributions paid by Hastings for Mr. Marmaduke’s account pursuant to our 401(k) Plan in the amounts of $1,641, $2,957 and $3,418 and annual contributions paid by Hastings for Mr. Marmaduke’s account pursuant to our Associate Stock Ownership Plan in the amounts of $6,600, $6,600 and $2,000, in fiscal 2004, 2003 and 2002, respectively.

(4)	The amounts shown include annual matching contributions paid by Hastings for Mr. Crow’s account pursuant to our 401(k) Plan in the amounts of $5,122, $6,010 and $3,752 and an annual contribution paid by Hastings for Mr. Crow’s account pursuant to our Associate Stock Ownership Plan in the amounts of $6,600, $6,600 and $1,982, in fiscal 2004, 2003 and 2002, respectively.

(5)	The amounts shown include annual matching contributions paid by Hastings for Mr. Berman’s account pursuant to our 401(k) Plan in the amounts of $3,289, $5,914 and $3,590 and annual contributions paid by Hastings for Mr. Berman’s account pursuant to our Associate Stock Ownership Plan in the amounts of $6,600, $6,600 and $2,000, in fiscal 2004, 2003 and 2002, respectively. Mr. Berman terminated his employment with Hastings in March 2005.

(6)	The amounts shown include annual matching contributions paid by Hastings for Mr. Van Ongevalle’s account pursuant to our 401(k) Plan in the amounts of $3,602, $2,754, and $1,990 and annual contributions paid by Hastings for Mr. Hicks’ account pursuant to our Associate Stock Ownership Plan in the amounts of $5,796, $5,612, and $1,421, in fiscal 2004, 2003 and 2002, respectively.

(7)	The amounts shown include annual matching contributions paid by Hastings for Mr. Hicks’ account pursuant to our 401(k) Plan in the amounts of $1,174, $3,146, and $2,094 and annual contributions paid by Hastings for Mr. Van Ongevalle’s account pursuant to our Associate Stock Ownership Plan in the amounts of $5,612, $5,796, and $1,273, in fiscal 2004, 2003 and 2002, respectively.

Option Grants During Fiscal Year 2004

The following table sets forth information concerning stock options granted during fiscal 2004 to the named executive officers. No stock appreciation rights were granted during fiscal 2004 or prior years.

Individual Grants
	Number of
	securities		Percent of total			Potential realizable value
	underlying		options/SARs			at assumed annual rates of
	options/		granted to	Exercise or		stock price appreciation for
	SARs		employees in fiscal	base price	Expiration	option term(1)
Name	granted (#)(2)		year	($/sh)	Dates	5% ($)	10% ($)

John H. Marmaduke	30,420	(3)	9.8%	$6.3140	4/03/2009	$30,781	$89,141
	9,580	(4)	3.1%	5.7400	4/03/2014	34,582	87,639
Dan Crow	25,000	(4)	8.1%	5.7400	4/03/2014	90,246	228,702
Robert A. Berman (5)	25,000	(4)	8.1%	5.7400	4/03/2014	90,246	228,702
Alan Van Ongevalle	25,000	(4)	8.1%	5.7400	4/03/2014	90,246	228,702
James S. Hicks	10,000	(4)	3.2%	5.7400	4/03/2014	36,099	91,481

(1)	The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on our common stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, non-transferability or vesting over periods. The use of the assumed 5% and 10% returns is established by the Securities and Exchange Commission and is not intended by us to forecast possible future appreciation of the price of the common stock.

(2)	Options to acquire shares of common stock.

(3)	Twenty-five percent (25%) of the options are exercisable on each anniversary of April 3, 2004 until all such options are exercisable.

(4)	Twenty percent (20%) of the options are exercisable on each anniversary of April 3, 2004 until all such options are exercisable.

(5)	Mr. Berman terminated his employment with Hastings in March 2005.

Option Exercises During Fiscal Year 2004 and Fiscal Year-End Option Values

The following table sets forth the number and value of all options held at the end of fiscal 2004 by the named executive officers. Hastings does not have any outstanding stock appreciation rights.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at Fiscal		Options at Fiscal
	Shares Acquired		Year End (#)		Year End ($)(2)
Name	on Exercise (#)	Value Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
John H. Marmaduke	—	—	521,772	124,457	$453,101	$443,304
Dan Crow	24,000	$99,400	45,000	104,000	179,045	397,590
Robert A. Berman(3)	16,000	74,728	61,000	83,000	267,325	310,570
Alan Van Ongevalle	10,552	54,401	44,000	76,000	193,750	285,350
James S. Hicks	—	—	55,000	50,000	250,505	194,020

(1)	Value Realized is determined using the difference between the option price (fair market value at the date of grant) and the exercise price (fair market value on the date of exercise).

(2)	Value of Unexercised In-the-Money Options is determined using the closing price of Hastings common stock on January 31, 2005, which was $8.25.

(3)	Mr. Berman terminated his employment with Hastings in March 2005.

Director Compensation

We reimburse all directors for expenses incurred in connection with their activities as directors. Our non-employee directors receive an annual cash retainer of $15,000 and an annual grant of shares of common stock valued at $10,000 for service as directors. In addition, each non-employee director receives a fee of $1,000 for each director meeting and $750 for each committee meeting attended in person or by telephone.

Employee Contracts and Change of Control Arrangements

Hastings has employment agreements with each of Messrs. Marmaduke, Crow, Hicks, Van Ongevalle, Ball and Mr. David Moffatt. Mr. Ball was employed by the Company as Vice President of Marketing effective April 28, 2004. Mr. Moffatt was employed by the Company as Vice President of Human Resources effective June 30, 2004. Each employment agreement provides that the executive’s salary shall be determined by the Board of Directors and that the executive’s employment shall continue until terminated by either the executive or Hastings. Either Hastings or the executive has the right to terminate the employment at any time with or without cause by delivering written notice of termination to the other party. Each agreement provides for a severance payment if the agreement is terminated by Hastings without cause (as defined in the respective agreements). Under such circumstances, Mr. Marmaduke would receive his base annual salary and bonus for a period of 36 months, Mr. Crow would receive his base annual salary and bonus for a period of 24 months and each of Messrs. Hicks, Van Ongevalle, Ball, and Moffatt would receive his base annual salary and bonus for a period of 18 months following the date of termination, payable over a period and at such times as Hastings’ executives receive their regular salary and bonus payments, and any benefits under any plans in which the executive is a participant to the full extent of the executive’s rights under such plans. If the agreements are terminated either voluntarily by the executive or by Hastings with cause (as defined in the respective agreements), or by reason of death or disability, then the Executive will not be entitled to payments under his employment agreement.

Upon a change in control of Hastings, each executive will receive a payment to compensate him for the loss of long-term capital gains treatment of certain options granted to the executive. Each employment agreement provides that, in the event the executive terminates employment with Hastings, the executive may not, for a period of 18 months following termination, work for or assist a competitor of Hastings, use certain information obtained from Hastings, or induce any other employees of Hastings to terminate their relationship with Hastings.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Messrs. Shrader, Lansdale and Godfrey. There are no interlocks, as defined in applicable Securities and Exchange Commission rules, and no officer or former officer of Hastings is a member of the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee supervises Hastings’ executive compensation program, and is composed of non-employee Directors who do not participate in any of the compensation plans they administer. Salary and other incentive packages of our executive officers are initially determined by the Compensation Committee, and are then recommended to the Board of Directors, which approves the compensation packages. Compensation levels and benefits of the Chief Executive Officer and President and the other executive officers of the Company are reviewed by the Compensation Committee at least annually. These responsibilities are reflected in our committee’s charter, which is reviewed periodically and updated as necessary. In performing our duties, we have the authority to engage outside compensation consultants, but we did not do so in fiscal 2004.

Our Compensation Philosophy.

Our compensation program is designed to motivate, reward and retain the management talent, which Hastings needs to achieve its business goals. We intend to reward executives for achieving annual goals, to link executive and stockholder interests through equity-based compensation, and to provide a compensation package that recognizes individual contributions and company performance. A meaningful portion of each executive’s total compensation is intended to be based and contingent upon our annual and long-term performance.

Our success depends on attracting and retaining executives who have developed the skills and expertise required to lead and manage a multimedia entertainment retailer. Our philosophy is to provide our executives with competitive base salaries, rewards for performance and accomplishments on an annual basis, and incentives to meet long-term objectives.

Compensation Components.

We pay for performance based on an individual’s level of responsibility. We motivate performance by recognizing the year’s results and by providing incentives for improvement in the future. The three major components of our compensation program are base salary, incentive bonus awards made on an annual basis, and long-term incentive awards. Although not a major portion of compensation, we also provide our executives, and some other employees with certain other benefits such as a health club membership, reimbursement for membership dues in business related organizations, limited administrative assistance for personal use, and limited incidental, personal use of our aircraft, among other items. The Committee does not consider the monetary value of these additional benefits material. When an actual cost is associated with a benefit, such as a health club membership, that cost is included in the total compensation shown for the executive.

Base Salary. Our compensation philosophy is to make cash compensation competitive with other companies of comparable size and operating locations in order to help motivate and retain executive officers and provide a strong incentive to achieve our specific goals. Initially, our Chief Executive Officer recommends base salary amounts to the Compensation Committee. In reviewing these recommendations, the Compensation Committee uses a number of surveys to determine competitive salary positions. Since our general headquarters and most of our retail operations are not located in large metropolitan areas, our salary ranges are targeted at the median level of the survey data. In determining the base salaries of executives, the Compensation Committee considers a variety of factors, including our company’s overall financial performance, competitive positioning (comparing Hastings’ salary structure with salaries paid by other companies, including entertainment and non-entertainment retailing companies) and our business performance. We also consider a number of objective and subjective factors unique to each individual, including the executive’s performance, job responsibilities, current and long-term value to Hastings, length of service and qualifications. These factors vary in importance and are not necessarily weighted equally.

Incentive Awards Made on an Annual Basis. A significant portion of an executive officer’s income is based upon the Corporate Officer Incentive Program (“COIP”). This program provides for an incentive cash payment (“ICP”) to be paid to an executive officer (participant) based upon the Company’s achieving certain financial incentive targets. The index amount of the ICP for a participant is expressed as a percentage of the participant’s base salary and currently ranges from 40% to 155% (index percentage). Generally, the higher the level of an officer’s responsibility with Hastings, the greater the index percentage.

Each fiscal year is divided into two separate six-month performance periods, and an ICP is paid for each period. A participant’s ICP presently may be as high as 200% or as low as 55% (performance percentage) of his index amount depending upon the degree the Company exceeds or fails to achieve the financial incentive target for the performance period. Amounts payable under COIP are variable, and thus a significant portion of each officer’s annual compensation is essentially at risk.

As of January 31, 2005, the financial incentive targets for COIP were based upon revenue and return on equity. Return on equity is defined in our annual business plan as the after-tax earnings (excluding extraordinary items) of return on shareholders’ equity at the beginning of the fiscal year. In fiscal 2004, during the first six-month performance period, the performance percentage realized was 160% and in the second six-month performance period the performance percentage realized was 75%.

Within 90 days after the end of each performance period, each participant’s base salary for the period is multiplied by the participant’s index percentage and the performance percentage to determine the participant’s ICP for the performance period in question. The maximum ICP payable under the COIP is the lesser of 250% of the participant’s most recent annualized base salary or $1.0 million. A portion of any bonus may be used to purchase Restricted Stock Units.

Long-term Incentive Awards. Long-term incentive awards are intended to develop and retain strong management through share ownership. Stock options are the primary long-term incentive granted to officers, as well as some of our other key employees. The Compensation Committee believes that a significant portion of officers’ compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the officers’ interests directly to the shareholders’ interests.

The number of options granted to officers is based upon individual performance and level of responsibility. Option grants must be of sufficient size to provide a strong incentive for executives to work for long-term business interests and to become significant owners of the business. The Compensation Committee reviews information for long-term compensation awards, and endeavors to make option grants that provide the necessary incentive to attract and retain qualified executives.

Other. The Company historically has owned one house in New Mexico that may be used by management, including executive officers, and invited guests. When and if an employee stays in the house, the rental value of the stay is included as compensation to the employee for tax purposes. Hastings also owns an aircraft, and does not permit strictly personal use of the aircraft by any employee. If any part of an employee’s use of the aircraft involves both personal and business use, the value of the personal portion of the flight, determined by the variable cost of the personal use, is included as compensation to the employee for tax purposes. Such variable costs typically range between $330-$380 per hour.

Deductibility of Compensation.

The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain otherwise deductible compensation in excess of $1.0 million paid to the Chief Executive Officer or other named executive officers. It is our policy to attempt to have our executive compensation plans treated as tax deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of that compensation plan.

Chief Executive Officer Compensation.

The total compensation of Mr. John H. Marmaduke, our Chairman, President and Chief Executive Officer, was $729,989 during fiscal 2004, representing a base salary of $241,820 and a bonus, pursuant to the COIP, of $471,406, and annual matching contributions paid by Hastings for Mr. Marmaduke’s accounts pursuant to our 401(k) and Associate Stock Ownership Plans in the amounts of $1,641 and $6,600, respectively, and other compensation benefits with a value of $8,522. Mr. Marmaduke’s compensation was based upon a comparison to the compensation of officers in similar positions at other retailers, taking into consideration Hastings’ size, performance and business philosophy. The Committee considered all components of Mr. Marmaduke’s compensation and believes that his total compensation was both fair and reasonable.

Internal Pay Equity.

Our Committee also considered the total compensation of each of our other executive officers and believes that the amounts paid were both fair and reasonable. We believe that the relative amounts of CEO compensation and compensation paid to our other executives demonstrates internal pay equity and is reasonable and consistent with compensation differences in our peer group and reference labor market.

The Committee and the full Board believe that attracting, retaining and motivating Hastings’ employees, and in particular senior management, is critical to the company’s success. We intend to design, develop and administer the company’s compensation programs to advance the interests of our shareholders and to gain their support.

This report is submitted by the members of the Compensation Committee as of January 31, 2005.

Jeffrey G. Shrader, Chair
Daryl L. Lansdale
Gaines L. Godfrey

PROPOSAL NO. 2: ADDITION OF SHARES TO THE OUTSIDE DIRECTORS’ PLAN

     The Outside Directors’ Stock Option Plan was approved at the 2002 Shareholders’ Meeting. The plan allows for granting of stock options on up to 100,000 shares to directors (currently 6 persons). If approved by Shareholders, the Plan will be amended to provide that up to 150,000 shares may be issued. Currently, 49,400 shares remain available for grant. The following is a summary of the plan as proposed to be amended:

     GENERAL. The purpose of the 2002 Stock Option Plan is to enable us to attract and retain persons of outstanding competence to serve on our Board and, by paying a part of their compensation in common stock options, strengthen the link between the Outside Directors and our shareholders.

     SHARES AVAILABLE UNDER THE 2002 STOCK OPTION PLAN. Subject to adjustments described below, the number of shares that may be issued upon exercise of all stock options granted under the 2002 Stock Option Plan may not exceed 150,000. Any shares of common stock, which were subject to stock options that are forfeited, surrendered or expire for any reason will again be available for issuance under the 2002 Stock Option Plan.

     ELIGIBILITY. Only members of our Board, who are not also employees of Hastings, or one of our subsidiaries, are eligible to receive stock options under the 2002 Stock Option Plan.

     STOCK OPTION GRANTS. Stock options granted to a participant under the 2002 Stock Option Plan entitle him or her to purchase shares of our common stock at some future time for a price equal to the fair market value at the time of the grant. The exercise price is payable in cash at the time of exercise. Generally, each stock option granted under the 2002 Stock Option Plan will expire on the tenth anniversary of the date of grant except in the case of retirement, death, disability, a merger of Hastings or a change in control of Hastings, as described below.

     An option granted to an Outside Director becomes exercisable for 20% of the common stock included in such option beginning on the first anniversary of the date of the grant of such option and will continue to vest 20% per year thereafter until fully vested, which will occur on the fifth anniversary of the date of the grant of such option. If (i) an Outside Director ceases to be an Outside Director by reason of death, disability or retirement or (ii) Hastings dissolves or liquidates or is a party to a merger in which it is not the surviving corporation or undergoes a change of control (as defined in the 2002 Stock Option Plan), each outstanding option granted to an Outside Director, to the extent not vested, will immediately vest and become exercisable and shall then expire three years thereafter. If an Outside Director ceases to be an Outside Director for any reason other than death, disability or retirement, each outstanding option granted to such Outside Director, to the extent not vested, will immediately vest and become exercisable and shall then expire 270 days thereafter.

     ADMINISTRATION AND AMENDMENTS TO THE PLAN. The 2002 Stock Option Plan will be administered and construed by a committee composed of certain Hastings officers, including the Chief Executive Officer. However, material terms such as the number of shares authorized under this automatic plan, the exercise price of options, the automatic grant dates, the vesting schedule of options and other similar terms cannot be changed by the Administrative Committee. The Administrative Committee will be composed of the Chief Executive Officer and two other officers of Hastings designated by the Chief Executive Officer.

     The 2002 Stock Option Plan may be amended at any time by the Board without the consent of our shareholders, except that shareholder approval is required for an amendment that would (i) materially increase the benefits accruing to participants, (ii) increase the number of shares of common stock that may be issued under the 2002 Stock Option Plan, or (iii) materially modify the eligibility requirements for participation in the 2002 Stock Option

Plan. No amendment may adversely affect any participant’s rights under options outstanding prior to the amendment.

     TRANSFERABILITY. Options granted under the 2002 Stock Option Plan generally may not be transferred or assigned other than by will, the laws of descent and distribution or a qualified domestic relations order.

     ADJUSTMENTS. The maximum number of shares that may be issued under the 2002 Stock Option Plan and the number of shares issuable upon exercise of stock options, and the exercise price per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, stock combinations and recapitalizations (or other change in corporate or capital structure), or as the result of mergers, consolidations or other reorganizations of Hastings.

     TERMINATION. If not previously terminated, the 2002 Stock Option plan expires by its terms on June 19, 2012.

     THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO ADD 50,000 SHARES TO THE NUMBER OF SHARES AVAILABLE FOR GRANT PURSUANT TO THE HASTINGS ENTERTAINMENT, INC. 2002 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS (ITEM 2 ON THE PROXY CARD).

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information concerning stock options outstanding, the weighted average exercise price of those options and options remaining to be granted under existing option plans, whether approved or not approved by security holders, as of January 31, 2005. The purpose of this table is to illustrate the potential dilution that could occur from past and future equity grants. Hastings does not have any outstanding warrants or stock appreciation rights.

Equity Compensation Plan Information
	Number of securities		Number of securities
	to be issued	Weighted-average	remaining available for
	upon exercise of	exercise price of	future issuance
	outstanding options,	outstanding options,	under equity
Plan category	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders	1,887,215	$6.12	398,454
Equity compensation plans not approved by security holders	—	—	—

Total	1,887,215	$6.12	398,454

STOCK PERFORMANCE GRAPH

The following graph compares the annual cumulative total shareholder return on an investment of $100 on January 31, 2000 in Hastings common stock, based on the market price of the common stock, with the cumulative total return of similar investments in the S&P 500 Market Index and in the NASDAQ Composite Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Jeffrey G. Shrader is a shareholder in the law firm of Sprouse Shrader Smith P.C. in Amarillo, Texas, which has provided legal services to Hastings since 1993. Hastings made aggregate legal payments of approximately $0.4 million to such law firm in fiscal 2003 and $0.3 million in fiscal 2004. Hastings believes that these services have been provided on terms as favorable as those that we could have obtained from an unrelated third party. The amount of fees paid in 2003 to Mr. Shrader’s law firm exceeded the percentage of the firm’s gross revenues in that year that would allow Mr. Shrader to be “independent” within the meaning of NASDAQ listing standards. See “Information Regarding Board of Directors and Committees — Independence.”

Gaines L. Godfrey, one of our directors, owns, as a limited partner, interests of 10% or less in certain limited partnerships that lease land and improvements to Hastings under triple net leases. During fiscal 2004, Hastings made aggregate lease payments of approximately $0.5 million to such limited partnerships. We believe that these leases are on terms as favorable as those that we could have obtained from a non-affiliated third party.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and adequacy of financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

Like many other retailers, Hastings considered its lease accounting practices in light of a February 7, 2005 letter issued by the office of the Chief Accountant of the SEC to the AICPA regarding lease accounting issues and generally accepted accounting principles (the “SEC Letter”). The Company’s historical lease accounting practices were similar to those used by most other retailers. However, when reviewed against generally accepted accounting principles as set forth in the SEC Letter, management concluded that Hastings’ historical method of accounting for rent holidays and amortization of certain leasehold improvements was not in accordance with generally accepted accounting principles and that certain previously issued quarterly and annual financial statements should be restated. The Audit Committee formally approved that determination on April 1, 2005.

The Audit Committee obtained from Hastings’ independent auditors, Ernst & Young LLP, a formal report delineating all relationships between the independent auditors and Hastings that may bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed and reviewed with the independent auditors and Hastings management audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee discussed and reviewed with Hastings’ management and the independent auditors the audited financial statements of Hastings as of and for the fiscal year ended January 31, 2005. The management of Hastings has the responsibility for the preparation of Hastings’ financial statements and the independent auditors have the responsibility for the audit of those statements.

The Audit Committee has considered whether the provision of the services other than those described under “Principal Accountant Fees and Services” below is compatible with maintaining the independence of the principal auditor, and has concluded that such services are compatible with auditor independence.

Based on the above mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2005 be included in Hastings’ Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Frank O. Marrs, Chair
Daryl L. Lansdale
Ann S. Lieff

INDEPENDENT AUDITORS

The Audit Committee selected Ernst & Young LLP to serve as our independent auditors for the fiscal year ended January 31, 2005. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the Annual Meeting.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees paid for professional services rendered by Ernst & Young LLP during the fiscal years 2004 and 2003 were as follows:

	2004	2003
Audit Fees	$510,439	$368,966
Audit-Related Fees	44,348	67,796
Tax Fees	121,881	83,966
All Other Fees	22,875	129,500

Total Fees	$699,543	$650,228

Fiscal year 2004. Audit related fees consist principally of employee benefit plan audits. Tax fees consist principally of tax compliance, consulting and planning. All other fees consist primarily of evaluations of the effectiveness of information technology systems and processes.

Fiscal year 2003. Audit related fees consist principally of employee benefit plan audits. Tax fees consist principally of tax compliance, consulting and planning. All other fees consist primarily of evaluations of the effectiveness of information technology systems and processes.

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services, provided that the chairman reports any decisions to the committee at its next scheduled meeting.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

ANNUAL REPORT

The Annual Report to our Shareholders, including financial statements for the fiscal year ended January 31, 2005, accompanies this Proxy Statement. The Annual Report is not deemed to be part of this Proxy Statement.

FORM 10-K

Copies of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K (excluding exhibits) are available, without charge, upon written request to Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102, Attention: Investor Relations Department or by visiting the Investor Relations section of our website at (www.gohastings.com.) Exhibits to the Form 10-K will be furnished upon payment of a fee of $0.50 per page to cover expenses incurred in furnishing the exhibits.

SHAREHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for the 2006 Annual Meeting, proposals of shareholders must be in writing and received by us no later than April 19, 2006. To be presented at the 2006 Annual Meeting without inclusion in our proxy statement for such meeting, proposals of shareholders must be in writing and received by us no later than April 19, 2006. Proposals should be mailed to the Corporate Secretary of Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102 and include the information required by Section 2.05(a) of our Bylaws. Proposals related to shareholder nominated directors must be submitted in accordance with the guidelines set forth in the section entitled “Consideration of Shareholder Nominated Directors” contained herein.

By Order of the Board of Directors
/s/ Natalya A. Ballew
NATALYA A. BALLEW
Corporate Secretary

Amarillo, Texas
May 23, 2005

Exhibit A

Hastings Entertainment, Inc.

Charter of the Compensation Committee of the Board of Directors

Organization

     The Board of Directors of Hastings Entertainment, Inc. (the “Company”) shall designate a Compensation Committee comprised of three or more Directors, who may be removed by the Company’s Board of Directors (the “Board”) in its discretion. The members of the Compensation Committee shall be “independent” as determined in accordance with the laws, rules and regulations of the NASDAQ Stock Market, Inc., and shall comply with all other applicable laws, rules, regulations and requirements. The Board shall designate a chair of the Compensation Committee, provided that if no chairman is designated by the Board the members of the Compensation Committee shall designate a chair by majority vote of the full committee membership. The chairperson shall be responsible for leadership of the Compensation Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board.

Purposes

     The primary functions of the Compensation Committee are to assist the Board in the discharge of the Directors’ responsibilities relating to compensation of the Company’s Executive Officers and producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

     The Compensation Committee shall have such additional powers, authority and duties as are described in this Charter, as are reasonably necessary to carry out the general purposes of this Charter, and as may be assigned from time to time by the Board.

Meetings

     The Compensation Committee shall meet as often as it deems necessary or appropriate to carry out its responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Compensation Committee members) in furtherance of such responsibilities. A majority of Committee members, present in person, by video conference, by telephone or by a combination thereof, shall constitute a quorum. A majority of the members present at a meeting at which a quorum is present shall decide any question brought before any meeting of the Compensation Committee.

     Attendance at meetings shall be permitted in person, by telephone conference call or other means which allows members to effectively interact with one another and fully discuss proposed actions, or in any other manner in which the Board is permitted to meet under law or the Company’s bylaws. Any action permitted or required to be taken at a meeting of the Compensation Committee will be deemed the action of the committee if the Compensation Committee members execute, either before or after the action is taken, a unanimous written consent and the consent is filed with the Company.

Responsibilities and Duties

     To fulfill its responsibilities and duties, the Compensation Committee shall:

•	Review and approve corporate matters relevant to Executive Officers’ compensation, review each Executive Officer’s performance and set each Executive Officer’s compensation level based on this evaluation. In determining the level and components of compensation, the Compensation Committee will consider the Company’s performance, the level and components of compensation of executive officers at comparable companies with comparable duties, the awards given to the Company’s executive officers in past years, and such additional factors as the Board or Committee determine.

•	Authorize awards to employees and directors under these plans and programs, approve bonuses and make recommendations to the Board regarding remuneration arrangements for directors.

•	Review and approve the terms of any employment contract, severance agreement or change of control agreements for individuals or groups of employees.

•	Recommend to the Board the creation of any compensation or employee benefit plan or program for the officers or directors of the Company.

•	The Compensation Committee shall have the authority to retain and terminate any compensation consultant engaged to assist in the evaluation of executive officer and director, or CEO compensation, and the authority to approve such firm’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause the Company to pay the fees and expenses of such outside advisors.

•	Report regularly to the Board on the Compensation Committee’s activities and decisions, and any issues that arise with respect to the Compensation Committee’s responsibilities.

•	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Compensation Committee or the Board deems necessary or appropriate.

PROXY

HASTINGS ENTERTAINMENT, INC.

This proxy is solicited by the Board of Directors of Hastings Entertainment, Inc. for the Annual Meeting of Shareholders to be held on June 8, 2005, at 4:00 p.m. CDT at the Company’s Store Support Center. The Store Support Center is located at the 3601 Plains Boulevard in Amarillo, Texas. The undersigned hereby appoint(s) Natalya Ballew, with full power of substitution, and with discretionary authority, the proxy of the undersigned to vote all shares of common stock the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on June 8, 2005, and at any adjournment thereof, upon the matters listed below, and in accordance with her or his best judgment with respect to any other matters that may properly come before the meeting.

The proxy, when duly executed, will be voted in the manner directed herein, and in the absence of specific directions to the contrary, this proxy will be voted for the election of the two nominees for director, for approval of the amendment to the Company’s Stock Option Plan for Outside Directors and in the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournments thereof.

This proxy is solicited on behalf of our Board of Directors and may be revoked prior to its exercise. The Board of Directors request that you promptly execute and mail this proxy.

     Dated this ___day of ___, 2005.

(Please sign exactly as your name appears on the stock certificate. If shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, guardian, or other capacity, please give title as such.)

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1.	Election of Directors:

Nominees:	For	Withhold

Daryl L. Lansdale	☐	☐
Frank O. Marrs	☐	☐

2.	Proposal to approve the amendment to the Outside Directors’ Stock Option Plan:

          For ☐                      Against ☐                      Abstain ☐

3.	In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting and any adjournment thereof.

Vote by Internet at http://www.eproxy.com/hast or by telephone at 1-800-435-6710 or by mail. If you vote by Internet or by telephone, you do not need to mail back your proxy card.